Exhibit 10.73

Execution Copy

INTERCOMPANY REVOLVING CREDIT AGREEMENT

THIS INTERCOMPANY REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of August, 2005, between CONSOL Energy Inc., a Delaware corporation (“CEI”), and CNX Gas Corporation, a Delaware corporation (“CNX”).

RECITALS

WHEREAS, CEI currently owns, indirectly, all of the issued and outstanding common stock of CNX (“Common Stock”), and CNX is a member of CEI’s “affiliated group” of corporations for federal income tax purposes;

WHEREAS, in accordance with a Master Separation Agreement dated as of August 1, 2005, CEI is separating its gas operations, which will be operated by CNX, from its coal operations;

WHEREAS, CNX intends to offer and sell for its own account up to 20% of the shares of CNX Common Stock to unaffiliated third persons pursuant to a private placement (the “Private Placement”) of such shares;

WHEREAS, upon completion of the Private Placement, CNX will cease to be a wholly-owned indirect subsidiary of CEI.

WHEREAS, CEI has provided, and following the Private Placement, desires to continue to provide (or cause to be provided) pursuant to the terms hereof, funds to support liquidity and working capital needs to its domestic subsidiaries and divisions, including CNX and its subsidiaries.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A.	Definitions. As used in this Agreement, in addition to the terms defined in the Preamble and Recitals hereof, the following terms shall have the following meanings, applicable to both the singular and plural forms of the terms described (unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement):

“All-In Interest Rate” shall have the meaning ascribed to it in Section B.

Intercompany Revolving Credit Agreement

“CEI” shall have the meaning ascribed to it in the Preamble.

“CNX” shall have the meaning ascribed to it in the Preamble.

“Effective Date” means the initial closing of the purchase and sale of shares of Common Stock pursuant to the Private Placement.

“Intercompany Agreements” means collectively, the Master Separation Agreement and the Ancillary Agreements (as such term is defined in the Master Separation Agreement) between CEI and CNX and the other parties thereto, with respect to administrative services, tax-sharing, cooperation and safety and separation matters.

“Maturity Date” shall have the meaning set forth in Section F.

“Revolving Credit Limit” shall mean fifty million dollars ($50,000,000).

“Services Agreement” shall mean that certain Services Agreement between CEI and CNX dated the date hereof.

B.	Intercompany Debt. On and after the Effective Date, CNX may borrow, repay and reborrow hereunder from time to time and at any time, and CEI shall be obligated to lend to CNX, subject to the terms and conditions of this Agreement, and CEI’s senior credit facility as in effect from time to time, up to a maximum amount outstanding at any time equal to the Revolving Credit Limit. CNX shall be charged interest on a daily basis for the outstanding borrowings under this Agreement. The interest rate to be paid by CNX shall be at a rate equal to the All-In Interest Rate available to CEI from outside sources for short-term borrowings. “All-In Interest Rate” shall mean the actual interest rate incurred by CEI for short-term borrowings for the applicable period under its then existing senior credit facility, as determined in good faith by CEI. All interest shall be paid on a monthly basis in arrears.

C.	Repayment. CNX may repay at any time any and all outstanding borrowings without penalty. At the Maturity Date, CNX shall be obligated to repay in full the entire amount due and owing under this Agreement.

D.	Services. The administrative services provided by CEI to CNX in connection with the revolving credit facility provided pursuant to this Agreement shall be rendered pursuant to the Services Agreement. CEI and CNX shall also use their reasonable efforts to timely and effectively coordinate the repayment and reborrowing of funds in accordance with this Agreement, so as not to hinder the operations of either company.

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Intercompany Revolving Credit Agreement

E.	Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for the earlier to occur of (i) the one (1) year anniversary of the Effective Date or (ii) the date on which CNX enters into a credit facility with a third party; in all cases unless terminated earlier pursuant to Section F below or extended by the mutual agreement of the parties (the “Maturity Date”).

F.	Termination. Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(a)	A material breach of this Agreement by either party that is not cured within thirty (30) days after receipt of written notice of such breach from the other party;

(b)	A material breach of any of the Intercompany Agreements by either party which is not cured within thirty (30) days after receipt of written notice from the other party; or

(c)	CEI shall have the right to terminate this Agreement if CEI or its affiliates own shares representing less than a majority of the voting power of the outstanding Common Stock of CNX.

In no way limiting the foregoing, the parties may terminate this Agreement by mutual consent memorialized in a writing reasonably satisfactory to both CEI and CNX.

G.	Miscellaneous. The terms set forth in Schedule A attached hereto are incorporated by reference herein and shall apply to this Agreement as if fully set forth in this Section G. The Joinder of Subsidiaries provision of Schedule A shall not apply to this Agreement.

(This space is intentionally left blank)

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Intercompany Revolving Credit Agreement

IN WITNESS WHEREOF, CEI and CNX have caused this Agreement to be executed on the date and year first above written.

CONSOL ENERGY INC.		CNX GAS CORPORATION

By	/s/ William J. Lyons	By	/s/ Ronald E. Smith
Name:	William J. Lyons	Name	Ronald E. Smith
Title:	Executive Vice President and Chief Executive Officer	Title:	Chief Operating Officer

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SCHEDULE A (Terms)

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. Other capitalized terms used in this Schedule and not defined in this Schedule, shall (i) have the meanings ascribed thereto in that certain Master Separation Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005, and (ii) if not defined in the Master Separation Agreement shall have the meanings ascribed thereto in that certain Master Cooperation and Safety Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of this Agreement, the provision set forth in the body of this Agreement shall control.

A. Governing Law. The internal laws of the Commonwealth of Pennsylvania (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

B. Jurisdiction and Forum Selection. Except as it relates to any committee-based dispute resolution and the arbitration and/or mediation provisions set forth herein (or therein with regard to documents relating to this Agreement), the parties hereby expressly and irrevocably (a) agree that any suit, action, proceeding or dispute arising out of, relating to, or in connection with this Agreement (the “Litigation”) or any documents relating hereto shall be brought in and only in the state or federal courts located in Allegheny County, Pennsylvania, (b) consent and submit to the exclusive jurisdiction and venue of the state or federal courts located in Allegheny County, Pennsylvania, for the Litigation, (c) waive any claim or defense of lack of personal jurisdiction and of inconvenient forum or venue, (d) consent that any process or notice of motion or other application to the court or judge thereof, may be served outside the Commonwealth of Pennsylvania by registered mail, by personal service, or by any other manner prescribed by law, and (e) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

C. Notices. Each party giving any notice (a “Notice”) required or permitted under this Agreement will give the Notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the party receiving the notice is open for business by hand delivery, a facsimile or electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine; (5) in the case of electronic transmission, when actually received; and (6) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to CONSOL Energy

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Attention: General Counsel

Facsimile: (412) 831-4930

E-mail: JerryRichey@consolenergy.com

If to GasCo:

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Attention: Chief Executive Officer

Facsimile: (412) 831-4412

E-mail: NickDeIuliis@cnxgas.com

D. Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of CEI and CNX, which consent may be withheld in such party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, CEI may assign this Agreement in connection with (a) a merger transaction in which CEI is not the surviving entity or (b) the sale of all or substantially all of its assets.

E. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force.

F. Entire Agreement. This Agreement, together with the other Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. In the event of any reorganization, insolvency or bankruptcy proceeding (including any proceeding under 11 U.S.C. § 101, et. seq. or any successor thereto) of a party, such party may not assume (pursuant to 11 U.S.C. § 365 or any successor provision thereto) this Agreement unless such party also assumes all of the other Ancillary Agreements. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the other Ancillary Agreements, as applicable.

G. Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

H. Certain Expenses. CNX will be responsible for the payment of the discount and placement fee due to the initial purchaser in the Private Placement. CEI will be responsible for the one percent financial advisory fee due to the initial purchaser in the Private Placement and for all other expenses of the Private Placement. CEI will be responsible for the payment of all costs, fees and expenses relating to the Distribution.

I. Amendment. The parties may amend this Agreement only by a written agreement signed by each of the parties that identifies itself as an amendment to this Agreement.

J. Waiver. No course of dealing and no delay or failure of any party in exercising any right, power, remedy or privilege under this Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

K. Authority. Each of the parties represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the other Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the other Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the other Ancillary Agreements to which it is a party, and (d) this Agreement and each of the other Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

L. Construction of Agreement.

(a) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date the Gas Operations, as such term is defined in the Master Separation Agreement, will be deemed to be the business of GasCo.

(b) Any captions, titles and headings, and any table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) Language used in this Agreement is and shall be deemed language mutually chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(d) This Agreement is for the sole benefit of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of CONSOL Energy or GasCo) other than the parties signing this Agreement.

(e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(f) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(g) Unless otherwise expressly specified, all references in this Agreement to “dollars” or “$” means United States Dollars.

M. Joinder of Subsidiaries. Unless otherwise provided in this Agreement, to the extent it has any interest in any oil and/or gas mineral rights and to the extent not prohibited by any obligation binding at the time of formation or acquisition, each Subsidiary of CEI and CNX formed or acquired after the date of this Agreement shall promptly join in this Agreement (and all related documents, agreements and instruments as necessary or proper to effectuate the intent of this Agreement). In no event shall such joinder be later than 30 days following (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or (ii) if such Subsidiary is an existing Person newly acquired, the date of the closing of the transaction constituting such acquisition.

N. Dispute Resolution. A bi-partisan committee (the “Committee”) is hereby established to resolve Disputes. In all circumstances, the Committee shall act in accordance with the purpose of this Agreement.

(a) Membership of the Committee.

The Committee shall be composed of eight (8) members. Four (4) shall be appointed by CEI and four (4) shall be appointed by CNX. Committee members need not be employees of CONSOL Energy or GasCo. While not required, it is recommended that Committee members should have expertise in the following areas: safety, land, engineering and law. CONSOL Energy as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CEI as its voting representative (the “CEI Rep”). GasCo as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CNX (provided that so long as CNX remains a Subsidiary of CEI, a majority of the independent members of CNX’s Board of Directors must have approved this designated Committee member) as its voting representative (the “CNX Rep”). Each of CEI and CNX may appoint alternate members, including one or more alternate CNX Reps in the case of CEI and one or more alternate CNX Reps in the case of CNX, who may act without notice to the other Parties when regular members are not available. Each of CEI and CNX shall have the right to change its members, including the CEI Rep and the GasCo Rep, or alternates at any time by notifying the other Parties in writing of such change. One of CEI’s members shall be the first chairman of the Committee for a period of two (2) years commencing on the date of this Agreement, after which the chairmanship shall alternate between CEI and CNX annually. All Disputes coming before the Committee shall be decided by a unanimous vote.

(b) Committee Authority.

The Committee shall have the authority to resolve any Dispute.

(c) Committee Meetings and Procedures

The Committee shall meet as needed to resolve Disputes. Either CEI or CNX may call a meeting of the Committee by giving not less than ten (10) days notice in writing to the other Party specifying the matters to be considered. Meetings shall be held in such locations as the CEI Rep and GasCo Rep shall agree. In the event that the CEI Rep and CNX Rep cannot agree on a meeting location, the location shall be at CEI’s principal executive offices. A written record of each meeting shall be prepared under the direction of the Committee chairman with copies distributed to each of CEI and CNX as soon as possible after the meeting.

(d) Actions Without a Meeting.

Any Dispute subject to Committee jurisdiction may be submitted in writing, or by telephone confirmed in writing, to the Committee for consideration and vote without holding a meeting. For any Dispute so submitted, each of the CEI Rep and the CNX Rep shall vote by giving written notice, or by telephone confirmed in writing, of its vote not later than ten (10) days after receipt of notice of such Dispute. Failure to respond shall be deemed a negative vote on such matter.

(e) Dispute Resolution.

Any Dispute must first be submitted to the Committee for resolution before any party may invoke mediation, arbitration or Litigation of the Dispute.

(f) Mediation

In the event that the Committee is unable to resolve a Dispute within 30 days of submission to it, CONSOL Energy and GasCo agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration as set forth below; provided, however, that any such Dispute shall be submitted to arbitration as set forth below if such Dispute is not settled within 60 days of the date on which the Dispute was first subject to mediation proceedings. Nothing in this section will prevent either CONSOL Energy or GasCo from commencing Litigation seeking injunctive or similar relief if any delay could result in irreparable injury to either CONSOL Energy or GasCo. In the event that such Litigation seeking injunction or similar relief is initiated (the “Litigation Action”), mediation as set forth in this section shall nevertheless proceed concurrently with the Litigation Action. The Litigation Action shall be limited to seeking preliminary relief. Any adjudication of the merits shall be pursuant to the arbitration clause of this section.

(g) Commencement of Dispute Resolution Procedure.

Notwithstanding anything to the contrary in this Agreement, CONSOL Energy and GasCo are the only parties entitled to commence a dispute resolution procedure under this Agreement.

(h) Arbitration.

Any Dispute not settled by the Committee or by mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Emergency Interim Relief Procedures, and judgment on the award may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, CONSOL Energy and the GasCo shall each select one person to act as arbitrator, and the two selected shall select a third arbitrator within 10 days of their appointment; provided, however, that such third arbitrator shall (a) be independent of both parties and (b) have knowledge of mining operations and Gas production. All arbitrators shall be neutral arbitrators. If the two arbitrators selected are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Pittsburgh, PA. The award of the arbitrators shall be final and not subject to appeal.

O. Consequential Damages.

UNLESS EXPRESSLY AND EXPLICITLY PROVIDED TO THE CONTRARY BY SPECIFIC REFERENCE TO THIS SECTION BEING

INAPPLICABLE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”), HOWEVER CAUSED BASED UPON ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY CONSEQUENTIAL DAMAGES TO A PERSON WHO IS NOT AFFILIATED WITH SUCH INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, THE AMOUNT OF SUCH DAMAGES PAID BY THE INDEMNIFIED PARTY ON SUCH THIRD PARTY CLAIM WILL CONSTITUTE DIRECT DAMAGES AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 0.